Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SOUTHWESTERN ENERGY COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Rule 457 (c) and (h)	750,000	$6.59(2)	$4,942,500.00	0.00014760	$729.52

Total Offering Amounts					$4,942,500.00		—

Total Fee Offsets							—

Net Fee Due							$729.52

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, $0.01 par value per share, of the Registrant (“Common Stock”) that may be issued to adjust the number of shares issued pursuant to the Southwestern Energy Company 401(k) Savings Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 29, 2023, which date is within five business days prior to the filing of this Registration Statement.